Exhibit 99.8


                      FIRST AMENDMENT TO SECURITY AGREEMENT

     This First Amendment to Security Agreement, dated as of March 15, 2002 (this "Amendment"), is made and entered into by and between Shelbourne Properties II, L.P., a Delaware limited partnership ("Pledgor"), and Shelbourne Management Company, LLC, a Delaware limited liability company ("Secured Party).

                                    RECITALS:

     WHEREAS, in consideration of the execution and delivery of that certain Secured Promissory Note, dated as of February 14, 2002 (the "Note"), by Pledgor in favor of Secured Party and Secured Party's execution and delivery of that certain Purchase and Contribution Agreement, dated as of February 14, 2002 (the "Purchase Agreement"), by and among Pledgor, Secured Party and certain other parties, the parties hereto entered into that certain Security Agreement, dated as of February 14, 2002 (the "Security Agreement");

     WHEREAS, pursuant to that certain Joint Venture Agreement of Seattle Landmark Joint Venture, dated as of November 24, 1986, by and between Integrated Resources High Equity Partners, Series 85, a California limited partnership, as predecessor by merger to Shelbourne Properties I, L.P., a Delaware limited partnership ("Shelbourne I"), and High Equity Partners L.P. -Series 86, a Delaware limited partnership, as predecessor by merger to Pledgor, that certain joint venture (the "Seattle Landmark Joint Venture") was formed, and the Seattle Landmark Joint Venture owns certain real property commonly known as the Seattle Tower, located at 1218 Third Avenue, Seattle, Washington (the "Seattle Property");

     WHEREAS, pursuant to that certain Joint Venture Agreement of Tri-Columbus Associates, dated as of September 15, 1988, by and between High Equity Partners L.P. -Series 88, a Delaware limited partnership, as predecessor by merger to Shelbourne Properties III, L.P., a Delaware limited partnership ("Shelbourne III"), IR Columbus Corp., a Delaware corporation, and High Equity Partners L.P. -Series 86, a Delaware limited partnership, as predecessor by merger to Pledgor, that certain joint venture ("Tri-Columbus Associates") was formed, and Tri-Columbus Associates owns certain real property commonly known as Tri-Columbus -Volvo, located at 8355 Highfield Drive, Westerville, Ohio (the "Westerville Property");

     WHEREAS, Shelbourne III has acquired the interest of IR Columbus Corp. in Tri-Columbus Associates;

     WHEREAS, pursuant to that certain Joint Venture Agreement of Century Park I Joint Venture, dated as of September 2, 1986, by and between Shelbourne I, and High Equity Partners L.P. -Series 86, a Delaware limited partnership, as predecessor by merger to Pledgor, that certain joint venture (the "Century Park I Joint Venture") was formed, and the Century Park I Joint Venture owns certain real property commonly known as Century Park I, located at 8315, 8333, 8335 Century Park Court, San Diego, California (the "San Diego Property");

     WHEREAS, in lieu of Pledgor granting mortgages to Secured Party encumbering
(i) the Seattle Property, (ii) the Westerville Property and (iii) the San Diego Property pursuant to


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Section 5.6 of the Purchase Agreement, Pledgor has agreed to pledge, and grant a security interest in, Pledgor's ownership interest to Secured Party in (i) the Seattle Landmark Joint Venture, (ii) Tri-Columbus Associates and (iii) the Century Park I Joint Venture to Secured Party as security for Pledgor's obligations under the Note and the Purchase Agreement;

     WHEREAS, Pledgor and Secured party desire to amend the terms of the Security Agreement as provided in this Amendment; and

     WHEREAS, the foregoing recitals are intended to be an integral part of this Amendment.

     NOW, THEREFORE, in consideration of Ten Dollars ($10.00) paid in hand the foregoing premises and other good and valuable consideration, the receipt an sufficiency of which are hereby acknowledged, Pledgor and Secured Party agree to amend the Security Agreement on the date hereof in the following particulars:

     1. Capitalized terms used in this Amendment and not defined herein shall have the meaning provided in the Security Agreement.

     2. Definitions. The Security Agreement is hereby amended by adding the following definitions to Section 6.1(b):

          "Joint Ventures" means collectively the following joint ventures: (i) 586 Broadway Joint Venture, a Delaware general partnership; (ii) the Seattle Landmark Joint Venture, a Delaware general partnership; (iii) Tri-Columbus Associates, a Delaware general partnership; and (iv) the Century Park I Joint Venture, a Delaware general partnership.

          "Lien" means any mortgage, lien, charge, restriction, pledge, security interest, option, lease or sublease, claim, proxy, right of any third party, easement, encroachment or encumbrance.

          "Permitted Real Property Liens" means

     (a) Liens in favor of carriers, warehousemen, mechanics, materialmen and landlords granted in the ordinary course of business for amounts not overdue or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on Pledgor's books;

     (b) Liens incurred or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, bids, leases or other similar obligations (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety and appeal bonds or performance bonds;


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     (c)  judgment Liens in existence for less than 45 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance maintained with responsible insurance companies;

     (d) easements, rights-of-way, zoning restrictions, minor defects or irregularities in title and other similar encumbrances not interfering in any material respect with the value or use of the property to which such Lien is attached;

     (e) Liens for taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on Pledgor's books; and

     (f) any Liens in existence as of the date hereof and which would be shown on a title commitment prepared by a nationally recognized title insurance company.

          "Properties" means collectively the following properties: (i) the property commonly know as 568-578 Broadway, located at 568-578 Broadway, New York City, New York; (ii) the property commonly known as the Seattle Tower, located at 1218 Third Avenue, Seattle, Washington; (iii) property commonly known as Tri-Columbus -Volvo, located at 8355 Highfield Drive, Westerville, Ohio; and (iv) the property commonly known as Century Park I, located at 8315, 8333, 8335 Century Park Court, San Diego, California.

     3. Collateral. The Security Agreement is hereby amended by deleting from
Section 6.1(b) the definition of "Collateral" in its entirety and substitution the following in place therefore:

          "Collateral" shall mean all right, title and interest in, to and under the interests in: (i) 586 Broadway Joint Venture, a Delaware general partnership, the joint venture owning 568-578 Broadway in New York City;
     (ii) the Seattle Landmark Joint Venture, a Delaware general partnership, the joint venture owning certain real property commonly known as the Seattle Tower, located at 1218 Third Avenue, Seattle, Washington, (iii) Tri-Columbus Associates, a Delaware general partnership, the joint venture owning certain real property commonly known as Tri-Columbus -Volvo, located at 8355 Highfield Drive, Westerville, Ohio, and (iv) the Century Park I Joint Venture, a Delaware general partnership, owning certain real property commonly known as Century Park I, located at 8315, 8333, 8335 Century Park Court, San Diego, California.

     4. Preservation of Status of Security. The Security Agreement is hereby amended by adding the following new subsections (c)(iii) and (d) at the end of
Section 3.1 as follows:

          (c) (iii) Other than Permitted Real Property Liens, without the prior written consent of the Secured Party, the Pledgor will not sell, assign, transfer, pledge or


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     otherwise dispose of or encumber any of its rights in or to the Collateral or any legal or beneficial interest therein, directly or indirectly or consent to or authorize the sale, assignment, transfer, pledge, mortgage or other disposition of or encumbrance of any of the Properties.

          (d) Other Financing Statements. The Pledgor shall not file, or suffer to be on file, or authorize or permit to be filed or to be on file, in any jurisdiction, any financing statement, mortgage, deed of trust or like instrument with respect to the Collateral or any of the Properties in which the Secured Party is not named as the sole secured party, mortgagee or beneficiary other than Permitted Real Property Liens.

     5. Additional Covenants. The Security Agreement is hereby amended by adding the following new Section 3.4, Section 3.5 and Section 3.6 to the end of Article III as follows:

          Section 3.4 Taxes; Compliance. The Pledgor shall (a) pay or cause to be paid when due all Taxes, assessments and governmental charges levied or assessed or imposed upon or with respect to the Collateral or any of the Properties or its sale or other disposition and (b) comply with or cause to be complied with all applicable laws relating to the Collateral and each of the Properties.

          Section 3.5 Ownership and Defense of Collateral and Properties.

          (a) The Pledgor shall at all times (a) have good title to, and be the sole owner of, each asset that is Collateral, free of all of the following
     (i) all Liens other than Permitted Liens, (ii) in the case of any Collateral that is a financial asset, any adverse claim (as defined in Section 8-102(a)(1) of the Uniform Commercial Code), and (iii) in the case of any Collateral that is an instrument, any claim referred to in Section 3-305(1) of the Uniform Commercial Code and (b) defend the Collateral against the claims and demands of all third Persons.

          (b) The Pledgor shall at all times cause the Joint Ventures to have good title to and be the sole owner of its respective Property free of all Liens other than Permitted Real Property Liens.

          Section 3.6 No Amendments, Etc. of Collateral. The Pledgor shall not enter into, permit to exist, consent to or authorize any restriction with respect to the transferability of or any rights under or in respect of the Collateral or the Properties (other than Permitted Real Property Liens), or any other such asset, other than restrictions arising under the Loan Documents.

     6. Except as amended by this Amendment, the Security Agreement shall continue to remain in full force and effect.

     7. This Amendment shall be governed by the laws of the State of New York, without regard to choice of law rules.


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     8. This Amendment may be executed in one or more counterparts, each of which shall constitute an original and all of which when taken together shall constitute one binding agreement.

     9. The provisions of this Amendment are severable, and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, and not any other clause or provision of this Amendment.

     10. This Amendment shall be deemed to constitute an amendment to the Purchase Agreement to the extent necessary.

                     [REMAINDER OF PAGE INTENTIONALLY BLANK]



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     IN WITNESS WHEREOF, the parties hereto have entered into this Amendment on the date first written above.



                                    PLEDGOR:

                                    SHELBOURNE PROPERTIES II, L.P.

                                    By: SHELBOURNE PROPERTIES II GP, LLC,
                                    as General Partner

                                    By:  SHELBOURNE PROPERTIES II, INC.,
                                    as Sole Member


                                    By:
                                       -----------------------------------
                                    Name:
                                    Title:



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                                   SECURED PARTY:

                                   SHELBOURNE MANAGEMENT LLC

                                   By: PRESIDIO INVESTMENT CAPITAL COMPANY, LLC

                                   By:
                                       ---------------------------------------
                                   Name:
                                   Title: